                                                                       Exhibit 3

                                 CERTIFICATE OF
                                AMENDMENT OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       UNIVERSAL AMERICAN FINANCIAL CORP.
                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

         Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certifies that:

                  FIRST: The name of the corporation is Universal American Financial Corp. (the "Corporation"). The name under which the Corporation was formed is Universal Holding Corp.

                  SECOND: The date the Certificate of Incorporation was filed by the Department of State was August 31, 1981.

                  THIRD: The amendment of the Certificate of Incorporation, as heretofore amended, effected by this Certificate of Amendment is as follows:

         To amend Article FOURTH to increase the aggregate number of authorized shares of capital stock of the Corporation from 82,000,000 shares to 102,000,000 shares, consisting of an increase of 20,000,000 shares of common stock, $.01 par value per share, to 100,000,000 shares. The number of unissued shares of common stock shall be increased from 25,463,342 to 45,463,342 shares, all of which shall otherwise be unchanged.

                  FOURTH: To accomplish the foregoing, paragraph (a) of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

                  "(a) The total number of shares which the corporation is to be authorized to issue is 102,000,000; consisting of 100,000,000 shares of Common Stock of the par value of $.01 each, and 2,000,000 shares of Preferred Stock of the par value of $1.00 each."

                  FIFTH: The foregoing amendment was approved by the Board of Directors at a meeting held on April 1, 2004 and by the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders on May 26, 2004, and thereby duly adopted in accordance with the provisions of
Section 803 of the Business Corporation Law of the State of New York.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by a duly authorized officer as of the 7th day of June, 2004.

                                       UNIVERSAL AMERICAN FINANCIAL CORP.

                                       By: /s/ Robert A. Waegelein
                                           ----------------------------

                                           Name:    Robert A. Waegelein
                                           Title:   Executive Vice President and
                                                    Chief Financial Officer

                                       58